UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

June 13, 2006
Date of Report (Date of Earliest Event Reported)

K-TRONIK INTERNATIONAL CORP.
(Exact name of Registrant as Specified in its Charter)

144 Front St. W., Ste. 700, Toronto, Ontario M5J 2L7
(Address of Principal Executive Offices)

Tel: (416) 216-8659
(Registrant's Telephone Number)

Not Applicable
(Former Name and Address)

Nevada	000-31369	88-0436364
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

K-Tronik International Corp. (OTCBB: KTRK) ("K-Tronik") announces the appointment of John G. Simmonds to the positions of President and Chief Executive Officer. Mr. Simmonds' mandate will be to implement a corporate strategy focusing on horseracing track development opportunities.

Mr. Simmonds is a successful entrepreneur with a 35-year track record of capitalizing on market opportunities. He has extensive experience in building teams, operating systems, and distribution networks. Mr. Simmonds is currently on the board of several public companies including TrackPower, Inc., a gaming and entertainment company and Eiger Technology, Inc., parent of K-Tronik. Previous roles have included serving as Chairman of Wireless Age Communications Inc., a consolidation of retail, wholesale and engineering businesses within the wireless products and services industry; Chairman of Circuit World; Director of Glenayre Electronics; Director and CEO of Intek Global Corporation (a Nasdaq-listed company reaching a market capitalization in excess of $500 million that was subsequently merged in a $250 million transaction); founder of merchant bank Simmonds Capital Limited; and many other executive and board positions.

K-Tronik also appoints Jason R. Moretto as Chief Financial Officer. Mr. Moretto is currently Chief Financial Officer and a Director of Eiger Technology, Inc. He has extensive experience in the finance, accounting and entertainment industries that will have specific benefit to the company as it executes its new strategy.

Mr. Simmonds and Mr. Moretto have been named to K-Tronik’s Board of Directors. Gerry Racicot, prior Chief Executive Officer, has been appointed Chairman.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibit 99.1	News Release dated June 13, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

K-TRONIK INTERNATIONAL CORP.

Dated: June 13, 2006
	By:	/s/ John G. Simmonds
John G. Simmonds
Chief Executive Officer